                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               LUMINEX CORPORATION
                (Name of Registrant as Specified In Its Charter)

                               LUMINEX CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
     5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                               LUMINEX CORPORATION
                           12212 TECHNOLOGY BOULEVARD
                               AUSTIN, TEXAS 78727

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 24, 2001

To our Stockholders:

         Luminex Corporation will hold its 2001 annual meeting of stockholders on Thursday, May 24, 2001, at 10:00 a.m., at the Renaissance Hotel, 9721 Arboretum Blvd., Austin, Texas 78759. At the meeting, stockholders will (1) elect three members of the board of directors to serve for three-year terms as Class I Directors, and (2) transact such other business as may properly come before the meeting or any adjournment thereof.

         The board of directors has fixed the close of business on April 9, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. Only holders of record of common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. A complete list of such stockholders will be available for examination at Luminex's offices in Austin, Texas during normal business hours for a period of 10 days prior to the meeting.

         A record of Luminex's activities during the year ended December 31, 2000 and financial statements for the year then ended are contained in the accompanying 2000 Annual Report. The Annual Report does not form any part of the material for solicitation of proxies.

         All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to sign, date and mail the enclosed proxy or voting instruction card in the postage-paid envelope provided. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                     By Order of the Board of Directors,


                                     Michael L. Bengtson
                                     Executive Vice President, General Counsel
                                       and Secretary

Austin, Texas
April 26, 2001

                               LUMINEX CORPORATION
                           12212 TECHNOLOGY BOULEVARD
                               AUSTIN, TEXAS 78727

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 24, 2001

                                     GENERAL

         This proxy statement is furnished to stockholders of Luminex Corporation in connection with the solicitation by the board of directors of proxies for use at the 2001 annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date of mailing of this proxy statement and the accompanying proxy card is April 26, 2001.

PROXY CARDS

         If a proxy card is enclosed, it serves to appoint proxies for record holders of our common stock, par value $.001 per share. Shares represented by a proxy in such form, duly executed and returned to us and not revoked, will be voted at the annual meeting in accordance with the directions given. If no direction is made, the proxy will be voted for election of the directors named in the proxy. Any stockholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to our Secretary or by executing and delivering a later-dated proxy.

QUORUM AND VOTING

         The presence at the annual meeting, in person or by proxy, of the holders of a majority of our issued and outstanding common stock is necessary to constitute a quorum to transact business. Each share represented at the meeting in person or by proxy will be counted for purposes of determining whether a quorum is present. In deciding all matters, a holder of common stock on the record date shall be entitled to cast one vote for each share of common stock then registered in such holder's name.

VOTING PROCEDURES AND TABULATION

         We will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, each inspector will sign an oath to perform his duties in an impartial manner and according to the best of his ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

         With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote for that nominee and will have no effect. Under the rules of The Nasdaq National Market, brokers who hold shares in street name have the authority to vote on certain "routine" items when they have not received instructions from beneficial owners. Brokers will have discretionary authority to vote on the scheduled items of business. Under applicable Delaware law, a broker non-vote (or other limited proxy) will have no effect on the outcome of the election of directors.

VOTING SECURITIES

         Our only outstanding voting security is our common stock. Only holders of record of common stock at the close of business on April 9, 2001, the record date for the annual meeting, are entitled to notice of and to vote at the meeting. On the record date for the meeting, there were 28,182,460 shares of common stock outstanding and entitled to vote at the meeting.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The number of directors on our board of directors is currently fixed at ten. Our Amended and Restated Certificate of Incorporation divides our board of directors into three classes. Each class of directors serves staggered three-year terms.

         Our board is composed of four Class I directors, consisting of A. Sidney Alpert, C. Thomas Caskey, Robert J. Cresci and William L. Roper, three Class II directors, consisting of Fred C. Goad, Jr., Laurence E. Hirsch and Jim
D. Kever, and three Class III directors, consisting of Mark B. Chandler, John E. Koerner, III and G. Walter Loewenbaum, whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders held in 2001, 2002 and 2003, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring. Mr. Alpert, currently a Class I Director, will not seek re-election at the 2001 annual meeting. The board of directors has decided to establish the number of directors comprising the board at nine following the annual meeting.

         At this annual meeting, the stockholders will elect three Class I directors. Each of such directors is to serve a three-year term until the 2004 annual meeting of stockholders and until a successor is elected and qualified or until the director's earlier resignation or removal. The board of directors has nominated Mr. Cresci, Dr. Roper and Dr. Caskey for re-election as directors. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

         The directors nominated for election this year will be elected by a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote. All duly submitted and unrevoked proxies in the form enclosed will be voted for the nominees selected by the board of directors, except where authorization to so vote is withheld. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

         Certain information about the board nominees, and directors whose terms do not expire at the 2001 annual meeting, is furnished below.

CLASS I DIRECTOR NOMINEES

         C. Thomas Caskey, M.D., age 62. Dr. Caskey has served as a member of the board since January 2001. He is president and chief executive officer of Cogene Biotech Ventures, Ltd. and an adjunct professor at Baylor College of Medicine, Houston, Texas. Prior to that, he was the senior vice president of Human Genetics and Vaccines Discovery at Merck Research Laboratories, as well as president of Merck Genome Research Institute. Dr. Caskey has served as past president of the American Society of Human Genetics and the Human Genome Organization, 1993-1996; chair of the advisory panel on Forensic Uses of DNA Tests, U.S. Congress Office of Technology Assessment, 1989-1990; and as a committee member on DNA Technology in Forensic Science, National Research Council, National Academy of Sciences, 1989-1991. Dr. Caskey earned his M.D. from Duke University Medical School and is a member of the National Academy of Sciences and the Institute of Medicine.

         Robert J. Cresci, age 57. Mr. Cresci has served as a member of the board since December 1996. He has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Sepracor Inc., Aviva Petroleum Ltd., Castle Dental Centers, Inc., j2 Global Communications, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc., E-Stamp Corporation and several private companies.

         William L. Roper, M.D., M.P.H., age 52. Dr. Roper has served as a member of the board since March 2000. Since July 1997, he has served as the dean of the School of Public Health at the University of North Carolina at Chapel Hill, professor of health policy and administration in the School of Public Health and professor of pediatrics in the School of Medicine. From August 1993 to May 1997, Dr. Roper served in a variety of capacities with the Prudential Insurance Company of America, including Senior Vice President for Medical Management.


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
Prior to joining Prudential, Dr. Roper was director of the Centers for Disease Control and Prevention, served on the senior White House staff and was administrator of the Health Care Financing Administration. He received his M.D. from the University of Alabama School of Medicine and his M.P.H. from the University of Alabama at Birmingham School of Public Health.

CLASS II DIRECTORS

         Fred C. Goad, Jr, age 60. Mr. Goad has served as a member of the board since September 1997. He is Senior Advisor to the Office of the President of Envoy Corporation. He became a director and President of Envoy Corporation in August 1984 and served as Chairman of the Board of Directors and co-CEO of Envoy from August 1995 to March 1999. Mr. Goad spent ten years with IBM, where he contributed in both staff and line responsibilities. Mr. Goad also serves on the board of directors for Performance Food Group Company and Quintiles Corporation.

         Laurence E. Hirsch, age 55. Mr. Hirsch has served as a member of the board since December 1996. He is currently the Chairman of the Board and CEO of Centex Corporation. He has served in these positions since July 1991 and July 1988, respectively. He joined Centex as President and Chief Operating Officer and became a member of their board of directors in 1985. Mr. Hirsch received a B.S. in Economics from the Wharton School at the University of Pennsylvania and a J.D. from the Villanova University School of Law. He also serves as Chairman of the Board of Centex Construction Products, Inc. and a director of Belo Corporation.

         Jim D. Kever, age 48. Mr. Kever has served as a member of the board since December 1996. He is currently the President and CEO of Envoy Corporation, a wholly-owned subsidiary of Quintiles Corporation. Mr. Kever joined Envoy Corporation as Treasurer and General Counsel in October 1981. Prior to joining Envoy's predecessor in 1981, Mr. Kever was employed by Datanet, a pharmaceutical software company. Mr. Kever received a B.S. in business and administration from the University of Arkansas in 1974 and a J.D. from the Vanderbilt University School of Law in 1977.

CLASS III DIRECTORS

         Mark B. Chandler, Ph.D., age 47. Dr. Chandler co-founded the company with his brother, Van S. Chandler, in May 1995, and has served as Chairman of the Board and Chief Executive Officer since that date and as President since June 1999. In 1982, he founded Inland Laboratories, Inc., which provides plant and bacterial toxins to the medical research community. As the President and CEO of Inland, Dr. Chandler received the KPMG LLP, High Technology Entrepreneur of the Year award in 1987. He received his Ph.D. in Immunology from the University of Texas Southwestern Medical School in Dallas in 1981.

         John E. Koerner, III, age 58. Mr. Koerner has served as a member of the board since September 1997. He has been President of Koerner Capital Corporation since 1995 and also serves as a director on the board of Legg Mason, Inc. He earned a B.S. in 1965, a J.D. in 1969 and a M.B.A. in 1971, all from Tulane University.

         G. Walter Loewenbaum, age 56. Mr. Loewenbaum has served as a member of the board since May 1995 and served as Vice Chairman of the Board from April 1998 until January 2000. Since April 1990, he has served as the President, Chairman and CEO of Loewenbaum & Company, Inc. He received a B.A. from the University of North Carolina. Since July 1999 Mr. Loewenbaum has served as Managing Director and a Member of LeCorgne Loewenbaum & Co., LLC. Mr. Loewenbaum has also served as Chairman of 3D Systems Corporation since September 1999.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 2000, the board of directors met four times. With the exception of Mr. Koerner, no director attended fewer than 75% of all the 2000 meetings of the board and its committees on which he served after becoming a member of the board.


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

         The board of directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation and Stock Option Committee. The board does not have a nominating committee or a committee performing the functions of a nominating committee.

         The Executive Committee, which did not meet in 2000, consists of Dr. Chandler, who serves as chairman, Mr. Loewenbaum and Mr. Hirsch. The Executive Committee's function is to act on behalf of the board of directors as a whole.

         The Audit Committee, which met three times in 2000, consists of Mr. Kever, who serves as chairman, Mr. Cresci, Mr. Hirsch and Mr. Koerner. The Audit Committee recommends engagement of our independent auditors and is primarily responsible for reviewing (i) the scope of the independent auditors' annual audit and their compensation, (ii) the general policies and procedures with respect to our accounting and financial controls and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures.

         The Compensation and Stock Option Committee, which met three times in 2000, consists of Mr. Goad, who serves as chairman, Mr. Kever and Mr. Koerner. The Compensation and Stock Option Committee's functions are to establish and apply our compensation policies with respect to our officers and administer our stock option plans.

COMPENSATION OF DIRECTORS

         Directors who are our employees do not receive any compensation for their services as directors. Directors who are not employees receive annual grants of nonqualified stock options under our 2000 Long-Term Incentive Plan. Our current policy under the 2000 Plan, is to grant to each nonemployee director when he or she first joins the board an option to purchase 15,000 shares of common stock, vesting annually over a three-year period. All such options are to have an exercise price equal to 100% of the fair market value of the common stock on the date of grant and terminate 10 years from the date of grant.

         All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No interlocking relationship exists between any member of our board or Compensation and Stock Option Committee and any member of the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to us regarding the ownership of the common stock as of April 9, 2001 by (i) each director, (ii) each named executive officer, (iii) all current directors and executive officers as a group and (iv) each person known to us to own beneficially 5% or more of our common stock.

         The information set forth below includes shares of common stock directly and indirectly owned and shares of common stock underlying currently exercisable options as well as those options and warrants which will become exercisable within 60 days of April 9, 2001. Except as otherwise indicated, the named persons herein have sole voting and dispositive power with respect to beneficially owned shares.

                                                                               Common Stock Beneficially Owned
                                                                        ----------------------------------------------
                                                                                                     Total as a
                                                                        Number of Shares         Percentage of Shares
Beneficial Owner                                                             Owned                  Outstanding
----------------                                                        ------------------      ----------------------
Directors and Named Executive Officers (1)
A. Sidney Alpert (2).................................................              95,200                   *
Michael L. Bengtson..................................................              53,610  (3)              *
C. Thomas Caskey.....................................................                 200                   *
Mark B. Chandler (4).................................................           4,138,978  (3)           13.9%
Van S. Chandler (5)..................................................           1,842,531  (3)            6.2%
Robert J. Cresci.....................................................             170,850  (3)              *
Fred C. Goad, Jr. (6)................................................             266,820  (3)              *
Laurence E. Hirsch...................................................             341,700  (3)            1.1%
Jim D. Kever (7) (8).................................................             215,698  (3)              *
John E. Koerner, III (9).............................................           1,476,960  (3)            5.0%
G. Walter Loewenbaum (10) (11).......................................           3,730,287  (3)           12.5%
Ralph L. McDade......................................................             248,743  (3)              *
William L. Roper.....................................................               5,000  (3)              *
Michael D. Spain (12)................................................             120,721  (3)              *
All directors and executive officers as a group (18 persons) (13) ...          13,032,618                43.7%
5% Stockholders
R. Jerrold Fulton (14) (15)..........................................           1,561,500                 5.2%

-----------------------
* Less than 1%.

(1) The address of all directors and named executive officers is c/o Luminex Corporation, 12212 Technology Blvd., Austin, Texas 78727.

(2) These shares are held in a trust for Mr. Alpert's benefit, of which Mr. Alpert is the trustee.

(3) Includes shares attributable to shares of common stock not outstanding but subject to currently exercisable options and warrants as follows: Mr. Bengtson - 53,610 shares; Mark B. Chandler - 405,276 shares; Van S. Chandler - 133,110 shares; Mr. Cresci - 10,200 shares; Mr. Goad - 51,000 shares; Mr. Hirsch - 10,200 shares; Mr. Kever - 86,700 shares; Mr. Koerner
     - 51,000 shares; Mr. Loewenbaum - 292,487 shares; Dr. McDade - 125,543 shares; Dr. Roper - 5,000 shares; Dr. Spain - 113,221 shares.

(4) Consists of 50,000 shares held by a trust for the benefit of Dr. Chandler's child; 200,000 shares held by Dr. Chandler's wife as separate property; and 100,000 shares held in a trust for Dr. Chandler's wife. Dr. Chandler disclaims beneficial ownership of these securities. Also includes 3,133,702 shares held jointly by Dr. Chandler and his wife and 50,000 shares held in a trust for Dr. Chandler's benefit, of which Dr. Chandler is the trustee.

(5) Includes 321,699 shares held in a trust for Mr. Chandler's children, of which he is the trustee. Mr. Chandler disclaims beneficial ownership of the securities.

(6) Includes 6,120 shares held by a trust of which Mr. Goad is the trustee. Mr. Goad disclaims beneficial ownership of the shares held by the trust.

(7) Consists of 60,286 shares held by Mr. Kever and 68,172 shares held by a trust for his benefit of which Mr. Kever is not the trustee.

(8)  Includes 35,700 shares issuable upon the exercise of a warrant.

(9) Consists of 1,275,000 shares held by Koerner Capital Corporation of which Mr. Koerner is the sole stockholder and 150,960 shares held by two trusts for the benefit of his children. Mr. Koerner disclaims beneficial ownership of the shares held by the trust.

(10) Consists of 292,487 shares issuable upon the exercise of a warrant, 145,607 of which are held by Mr. Loewenbaum and 146,880 of which are held by a trust for the benefit of Mr. Loewenbaum's children.

(11) Consists of 1,293,600 shares held by Mr. Loewenbaum as his separate property; 1,297,600 held by Mr. Loewenbaum's wife as her separate property; 612,000 shares held by a partnership of which Mr. Loewenbaum is the general partner; and 234,600 held by a trust for Mr. Loewenbaum's benefit. Mr. Loewenbaum disclaims beneficial ownership of the shares held by the partnership and the shares held by his wife.

(12) Consists of 5,000 shares held by Dr. Spain and 2,500 shares held in a retirement account held by Dr. Spain's wife. Dr. Spain disclaims beneficial ownership of the shares held by his wife.

(13) Includes an aggregate of 1,647,167 options and warrant shares that are currently exercisable.

(14) Consists of 1,224,000 shares held by the Fulton Family Partners, Ltd. and 337,500 shares held by J & J Partners, Ltd., both of which are partnerships controlled by R. Jerrold Fulton and Jackie Nixon-Fulton, general partners.

(15) The address of Mr. Fulton is 305 Evergreen Trail, Cedar Hill, Texas 75104.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our common stock are required to report their initial ownership of our common stock and any subsequent changes in their ownership to the Securities and Exchange Commission. Specific due dates have been established by the Securities and Exchange Commission, and we are required to disclose in this Proxy Statement any failure of such persons to file by those dates. Based upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2000, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such officers, directors and ten-percent beneficial owners for the year, except as follows: Harriss Currie, Controller and Principal Accounting Officer, failed to file Form 4 reports for certain acquisitions and sales of our common stock he made in November and December 2000 but has filed a Form 5 report for 2000 for those acquisitions and sales; and Fred Goad, Jr., a director, failed to file a Form 4 report for certain sales of our common stock he made in December 2000 until February 2001 when he also filed a Form 5.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following report of the Compensation and Stock Option Committee on executive compensation and the information herein under "Common Stock Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission subject to the Securities and Exchange Commission's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and such information shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To the Stockholders of Luminex Corporation:

         The Compensation and Stock Option Committee of the board of directors is responsible for establishing the base salary and incentive cash bonus programs for our executive officers. The Compensation and Stock Option Committee also has responsibility for administration of the 1996 Stock Option Plan, the 2000 Long-Term Incentive Plan and the 2001 Broad-Based Stock Option Plan under which grants may be made to officers, directors, consultants and key employees.

         The policy of the Compensation and Stock Option Committee is to provide our chief executive officer and vice presidents with competitive compensation opportunities based upon their contributions to our financial success and their personal performances. It is the Compensation and Stock Option Committee's objective to have a substantial portion of each officer's compensation contingent upon our performance as well as upon his or her own level of performance. Accordingly, the compensation packages for the chief executive officer and vice presidents are comprised of three elements: (i) base salary, which reflects individual performance and is designed primarily to be competitive with median salary levels in the industry, (ii) beginning in 2001, annual variable performance awards payable in cash and tied to a three-part formula consisting of revenues, earnings before interest and taxes, and individual goals set by us and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between these officers and our stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation and Stock Option Committee to have a greater portion of his or her total compensation be dependent upon performance and stock price appreciation rather than base salary.

         In 2000, we engaged an outside consultant to assist us in establishing appropriate compensation packages for our officers. The consultant's recommendation was adopted by us for 2001.

         Several of the more important factors which the Compensation and Stock Option Committee considered in establishing the components of each officer's compensation package for 2000 are summarized below. Additional factors were also taken into account, and the Compensation and Stock Option Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future years.

         Base Salary. The base salary for each officer is determined on the basis of the following factors: experience, personal performance, the median salary levels in effect for comparable positions within and outside the industry and internal comparability considerations. The weight given to each of these factors may differ from individual to individual, as the Compensation and Stock Option Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Compensation and Stock Option Committee considers many factors, including geographic location, growth rate, annual revenue, profitability and market capitalization. The Compensation and Stock Option Committee also considers companies outside the industry which may compete with us in recruiting executive talent.

         Annual Incentive Compensation. For 2000, bonuses were based on the chief executive officer's recommendations and on our evaluation of the contribution of each executive officer in relation to achieving our goals. In the future, annual incentive compensation payments will be based on a three-part formula recommended by a consultant and consisting of: (i) revenue, (ii) earnings before interest and taxes and (iii) individual goals set by us.

         Long-Term Compensation. Long-term incentives are provided primarily through stock option grants. The grants are designed to align the interests of each officer with those of our stockholders and provide each officer with a significant incentive to manage our company from the perspective of an owner with an equity stake in our business. Each grant allows the officer to acquire shares of our common stock at a fixed price per share (the market price on the grant date) over a specified period of time. Generally, options now being granted to officers become exercisable monthly beginning one month after the grant date and vest over a period of 36 months, contingent upon the officer's continued employment. Accordingly, the option will provide a return to the officer only if the officer remains employed by us during the respective vesting period, and then only if the market price of the underlying shares of common stock appreciates over the option term. The number of shares of common stock subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with us, the base salary associated with that position, the median size of comparable awards made to officers in similar positions within the industry, the officer's potential for increased responsibility and promotion over the option term, and the officer's personal performance in recent periods. The Compensation and Stock Option Committee also takes into account the number of vested and unvested options held by the officer in order to maintain an appropriate level of equity incentive for that officer. However, the Compensation and Stock Option Committee does not adhere to any specific guidelines as to the relative stock option holdings of our officers. The actual options granted in 2000 to each of the executive officers named in the Summary Compensation Table is indicated in the Long-Term Compensation Awards column.

         Compensation of the Chief Executive Officer. The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all officers. Dr. Chandler's base salary for 2000 was $275,000 and was increased to $350,000 on January 1, 2001. Dr. Chandler's base salary was established in part by comparing the median base salaries of chief executive officers at other companies of similar size. Based on the Compensation and Stock Option Committee's criteria for 2000 described above, Dr. Chandler was awarded a bonus of $75,000 as well as options to purchase 225,000 shares of common stock.

         We are required to disclose our policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the cash compensation to be paid to our officers for 2001 will exceed the $1 million limit per officer. Our 2000 Long-Term Incentive Plan is structured so that any compensation deemed paid to an officer when he or she exercises an outstanding option under the 2000 Long-Term Incentive Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation.

                                           SUBMITTED BY THE COMPENSATION
                                           AND STOCK OPTION COMMITTEE OF
                                           THE BOARD OF DIRECTORS

                                           Fred C. Goad, Jr.
                                           John E. Koerner, III
                                           Jim D. Kever

SUMMARY COMPENSATION TABLE

         The table below sets forth certain information concerning compensation paid during the last three years to (i) our Chief Executive Officer and (ii) our four other most highly compensated executive officers. In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table.

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                                                             ----------------
                                                            ANNUAL COMPENSATION                   AWARDS
                                              ------------------------------------------     ----------------
                                                                                               SECURITIES
                                                            BONUS AND      OTHER ANNUAL        UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR    SALARY      COMMISSION (1)    COMPENSATION         OPTIONS        COMPENSATION (2)
---------------------------          ----    ------      --------------    ------------       -----------      ----------------
                                              ($)             ($)               ($)               (#)                ($)
Mark B. Chandler.................    2000    275,000             75,000              --          225,000                 --
     Chairman, President and         1999    225,000                 --              --          510,000                 --
     Chief Executive Officer         1998    100,000                 --              --               --                 --

Michael L. Bengtson..............    2000    187,500             40,000              --          255,000              4,628
     Executive Vice President,       1999         --                 --              --               --                 --
     General Counsel and             1998         --                 --              --               --                 --
     Secretary

Van S. Chandler..................    2000    190,000             30,000              --          100,000              5,700
     Vice President, Instruments     1999    175,000                 --              --          153,000              5,250
                                     1998    100,000                 --              --               --                 --

Ralph L. McDade..................    2000    190,000             30,000              --           75,000              5,700
     Vice President, Scientific      1999    175,000                 --              --               --              5,250
     Affairs                         1998    125,000                 --              --           51,000              3,750

Michael D. Spain.................    2000    190,000             30,000              --           90,000              5,700
     Vice President, Clinical        1999    160,000                 --              --           51,000              4,800
     Affairs                         1998    125,000                 --              --               --              3,362

-------------------

(1) Includes bonus amounts in the year earned, rather than in the year in which such bonus amount was paid or is to be paid.

(2) Consists of matching payments made under our Savings Incentive Match Plan for Employees under Section 408(p) of the Internal Revenue Code.

STOCK OPTIONS

         The table below sets forth information with respect to the stock option grants made during 2000 under our 2000 Long-Term Incentive Plan to the named executive officers. No stock appreciation rights were granted to the named executive officers during 2000.

                                  Individual Grants                                           Potential Realized Value
                         -------------------------------------                                at Assumed Annual Rates
                              Number of          Percent of                                        of Stock Price
                              Securities       Total Options                                  Appreciation for Option
                          Underlying Options     Granted to                                           Term (1)
                               Granted           Employees     Exercise Price  Expiration    -------------------------
Name                     (numbers of shares)   in Fiscal 2000    Per Share        Date           5%            10%
----                     -------------------   --------------  --------------  ----------    -----------   -----------
Mark B. Chandler.......        100,000              5.82         $ 17.0000      03/15/10     $ 1,069,121   $ 2,709,362
                               125,000              7.28         $ 25.0625      12/05/10     $ 1,970,209   $ 4,992,896
Michael L. Bengtson....        255,000             14.84         $ 11.7600      03/29/10     $ 1,885,929   $ 4,779,315
Van S. Chandler........         50,000              2.91         $ 17.0000      03/15/10       $ 534,560   $ 1,354,681
                                50,000              2.91         $ 25.0625      12/05/10       $ 788,084   $ 1,997,159
Ralph L. McDade........         50,000              2.91         $ 17.0000      03/15/10       $ 534,560   $ 1,354,681
                                25,000              1.46         $ 25.0625      12/05/10       $ 394,042     $ 998,579
Michael D. Spain.......         40,000              2.33         $ 17.0000      03/15/10       $ 427,648   $ 1,083,745
                                50,000              2.91         $ 25.0625      12/05/10       $ 788,084   $ 1,997,159

-----------------------

(1) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of our common stock and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

         The table below sets forth information with respect to the named executive officers concerning their exercise of options during 2000 and the unexercised options held by them as of the end of such year. No stock appreciation rights were exercised during the year, and no stock appreciation rights were outstanding at the end of 2000.

                                                            Number of Securities          Value of Unexercised
                                                          Underlying Unexercised         In-the-Money Options at
                             Shares                        Options at 12/31/2000             12/31/2000 (2)
                            Acquired        Value      ------------------------------ ------------------------------
          Name            on Exercise   Realized (1)   Exercisable    Unexercisable   Exercisable    Unexercisable
          ----            -----------   ------------   -----------    -------------   -----------    -------------
Mark B. Chandler.......            --             --       195,000          540,000    $3,990,788      $ 8,333,138
Michael L. Bengtson....        10,000      $ 168,650        53,750          191,250     $ 768,759      $ 2,735,353
Van S. Chandler........            --             --        63,500          189,500    $1,242,549      $ 2,648,379
Ralph L. McDade........        16,200      $ 191,838       203,700          110,100    $4,859,173      $ 1,540,445
Michael D. Spain.......            --             --       129,000          114,000    $2,925,503      $ 1,074,720

-----------------

(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2) Based upon the market price of $26.0625 per share, which was the closing selling price per share of our common stock on The Nasdaq National Market on December 31, 2000, less the option exercise price payable per share.

EMPLOYMENT AGREEMENTS

         We have entered into employment agreements with the Chief Executive Officer and each named executive officer listed in the Summary Compensation Table. These employment agreements have provisions that become effective upon a change in control of the company (within the meaning set forth in the agreements) or a termination of employment in connection with or in anticipation of a change in control. If the executive is terminated following a change of control, we will pay the executive a lump sum equal to 2.99 times the executive's average annual base salary plus bonus for the most recent five calendar years prior to the occurrence of the change of control. The agreements also provide for an additional payment to compensate the executive for any tax liability imposed on change of control payments to the extent these payments constitute "parachute payments" under Section 280G of the Internal Revenue Code. In addition, upon a change of control, all outstanding options held by the executive will vest.

                         COMMON STOCK PERFORMANCE GRAPH

         The following graph sets forth the cumulative total stockholder return for our common stock, the Nasdaq Stock Market Index and the Nasdaq Biotechnology Index for the period indicated as prescribed by the Securities and Exchange Commission's rules (assumes $100 invested on March 30, 2000, the date our common stock began trading on The Nasdaq National Market, in each of our common stock, The Nasdaq Stock Market Index and the Nasdaq Biotechnology Index).

                 COMPARISON OF 9 MONTH CUMULATIVE TOTAL RETURN*
        AMONG LUMINEX CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ BIOTECHNOLOGY INDEX

                                    [GRAPH]

                                                        Cumulative Total Return
                           --------------------------------------------------------------------------------------
                           3/30/00   3/00    4/00    5/00    6/00    7/00    8/00    9/00    10/00   11/00   12/00
                           -------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
LUMINEX CORPORATION         100.00  127.21  109.56  180.88  244.85  213.24  235.29  223.53  159.56  155.88  153.31
NASDAQ STOCK MARKET (U.S.)  100.00  102.61   86.31   75.90   89.21   84.38   94.35   82.09   75.33   58.07   54.96
NASDAQ BIOTECHNOLOGY        100.00  106.84   92.86   90.27  118.59  109.51  132.84  128.19  117.76  102.23  105.69

* $100 INVESTED ON 3/29/00 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.


         Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Securities Exchange Act that might incorporate future filings made by us under those statutes, the preceding Compensation and Stock Option Committee Report on Executive Compensation and the Common Stock

Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by us under those statutes.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         On June 1, 1999, we entered into a consulting agreement with one of our directors, A. Sidney Alpert, for consulting services. In consideration for those services, we agreed to pay him $5,833 per month. On November 1, 1999, we amended that agreement to increase the amount of consulting services provided to us and to increase the consulting fee to Mr. Alpert to $11,666 per month. In addition, we issued stock options for the purchase of 51,000 shares of our common stock to Mr. Alpert. Under accounting rules, we recorded compensation expense related to these options of approximately $1.0 million and $332,000 in 2000 and 1999, respectively. For the year 2000 (through the termination of the consulting agreement on October 31, 2000), we paid Mr. Alpert $128,326 in consulting fees.

         In connection with the initial public offering of our common stock on March 30, 2000, one of our underwriters, Dain Rauscher Wessels, paid LeCorgne Loewenbaum & Co., LLC approximately $208,000 as a cash referral fee for introducing us to Dain Rauscher Wessels. One of our directors, G. Walter Loewenbaum, serves as a Managing Director and member of LeCorgne Loewenbaum & Co., LLC.

                                    AUDITORS

         The board of directors has reappointed Ernst & Young LLP to audit our financial statements for the year ending December 31, 2001. Such appointment will not be submitted to stockholders for ratification or approval. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions from the stockholders and will be given the opportunity to make a statement should they desire to do so.

                          REPORT OF THE AUDIT COMMITTEE

To the Stockholders of Luminex Corporation:

         Our board of directors maintains an Audit Committee comprised of four of our outside directors. The board of directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200 (a)(14).

         The Audit Committee oversees our financial process on behalf of the entire board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee has reviewed and discussed the audited financial statements with management. The board has adopted a written Audit Committee Charter, a copy of which is attached as Appendix A hereto.

         The Audit Committee has reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

         The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting. The Audit Committee held three meetings during 2000.

AUDIT FEES

         The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for 2000 were $74,000.

ALL OTHER FEES

         Aggregate fees for all other services rendered by Ernst & Young LLP other than audit services were $265,000, including audit related services of $186,000 and nonaudit services of $79,000. Audit related services generally include fees for Securities and Exchange Commission registration statements, statutory audits and accounting consultations.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee also determined that the provision of the other services rendered by Ernst & Young LLP was compatible with maintaining Ernst & Young LLP's independence.

                                     SUBMITTED BY THE AUDIT COMMITTEE OF
                                     THE BOARD OF DIRECTORS

                                     Jim D. Kever
                                     Robert J. Cresci
                                     Laurence E. Hirsch
                                     John E. Koerner, III

                                    FORM 10-K

         WE WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING THE FINANCIAL STATEMENTS AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO MICHAEL L. BENGTSON, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, LUMINEX CORPORATION, 12212 TECHNOLOGY BLVD., AUSTIN, TEXAS 78727.

                            EXPENSES AND SOLICITATION

         We will bear the cost of soliciting proxies. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

                 STOCKHOLDER PROPOSALS FOR 2002 PROXY STATEMENT

         It is contemplated that our 2002 annual meeting of stockholders will take place in May 2002. Stockholders' proposals will be eligible for consideration for inclusion in the proxy statement for the 2002 annual meeting pursuant to Rule 14a-8 under the Securities and Exchange Act, if such proposals are received by us before the close of business on December 27, 2001. Notices of stockholders' proposals submitted outside the processes of Rule 14a-8 will be considered timely, pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not less than 30 days nor more than 90 days prior to the first anniversary of the 2001 annual meeting in the manner specified in the bylaws. In order to curtail any controversy as to the date on which a proposal was received by us, we suggest that stockholders submit their proposals by certified mail, return receipt requested.

                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business which the board intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                      By Order of the Board of Directors,


                                      Michael L. Bengtson
                                      Executive Vice President, General Counsel
                                        and Secretary


Austin, Texas
April 26, 2001

                                   APPENDIX A

                               LUMINEX CORPORATION
                             AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the audit committee (the "Committee") of Luminex Corporation. The Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The Committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls and the annual independent audit of the Company's financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, Independent auditors, and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to establish a philosophy of quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

o The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Company's board of directors and the Committee, as representatives of the Company's stockholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the board the selection of the company's independent auditors, subject to stockholders' approval.

o The Committee shall discuss with the independent auditors the overall scope and plans for their audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk. Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

o The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

o The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K or the annual report to stockholders if distributed prior to the filing of Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" THE BOARD'S NOMINEES.

1. Proposal to elect each of the following nominees for a three-year term as Class I Directors:
      Robert J. Cresci
      William L. Roper
      C. Thomas Caskey


       FOR ALL                      WITHHOLD
      NOMINEES                        ALL
(except if written below)
         [ ]                          [ ]

(Mark "X" in only one box)

(Instruction: to withhold authority to vote for a individual nominee, write that nominee's name in the space provided below.)


              -----------------------------------------------------



In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other matters as may properly come before the Annual Meeting or an adjournment or postponement thereof.


     I plan to attend the meeting.     [ ]



DATED:                                  , 2001
      ----------------------------------


----------------------------------------------


----------------------------------------------
                SIGNATURE(S)

Please sign exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, each person should sign.







                            o FOLD AND DETACH HERE o

                                REVOCABLE PROXY

                              LUMINEX CORPORATION


                   12212 Technology Blvd., Austin Texas 78727

     THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LUMINEX CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2001 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The undersigned hereby appoints Dr. Mark B. Chandler and Michael L. Bengtson, or any successors in their respective positions, as proxies with full powers of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all the shares of Common Stock of Luminex Corporation (the "Company") held of record by the undersigned as of April 9, 2001, at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Renaissance Hotel, 9721 Arboretum Blvd., Austin, Texas 78759 on Thursday, May 24, 2001, at 10:00 a.m. Central Daylight Time, or at any adjournment or postponement thereof.

     SHARES OF COMMON STOCK OF THE COMPANY WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING. THIS PROXY MAY NOT BE VOTED FOR ANY PERSON WHO IS NOT A NOMINEE OF THE BOARD OF DIRECTORS OF THE COMPANY.

     The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Luminex Corporation to be held on May 24, 2001, or any adjournment or postponement thereof, a Proxy Statement for the Annual Meeting and the 2000 Annual Report, prior to the signing of this proxy. All of the proposals set forth on the reverse side hereof are more fully described in the Proxy Statement.

            (CONTINUED, AND TO BE DATED AND SIGNED, ON REVERSE SIDE)

                             o FOLD AND DETACH HERE o